Energy XXI Announces Exchange of 7.25% Preferred Stock

HOUSTON – May 19, 2011 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced the closing of an exchange agreement (the “Exchange Agreement”) with a holder of the Company’s 7.25% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to issue shares (the “Exchange Securities”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”), in exchange for 88,500 shares of Preferred Stock.  Pursuant to the Exchange Agreement, the Company will issue a number of shares of Common Stock equal to the sum, rounded to the nearest whole number, of (i) the number of shares of such Preferred Stock multiplied by 8.77192, (ii) the number of shares of such Preferred Stock multiplied by a fraction whose numerator equals  $17 and denominator equals  the arithmetic average of the daily volume weighted average price (“Average VWAP”) of the Common Stock for each of the three (3) consecutive trading days ending on the trading day immediately prior to May 19, 2011 and (iii) the dollar amount of unpaid dividends accrued on such shares of Preferred Stock from March 15, 2011 to May 19, 2011, divided by the Average VWAP.  Accordingly, 825,995 new shares of Common Stock have been issued.    Issuance of the shares of Common Stock in this transaction will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) of the Securities Act.  After such issuance, the Company has a total of 75,310,573 common shares in issue, excluding 653 treasury shares, and 8,000 shares of Preferred Stock outstanding.

Application has been made for the 825,995 new shares of Common Stock to be admitted to trading on AIM and admission is expected to occur on 26 May 2011.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright,
Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232